EXHIBIT 4.2

RIGHTS AGREEMENT

This Rights Agreement (this “Agreement”) is made as of August 25, 2026 between Southern Cross Acquisition II Corp., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), and VStock Transfer, LLC, a California limited liability company, with office at 18 Lafayette, Woodmere, New York, NY 11598, as rights agent (the “Rights Agent”).

WHEREAS, the Company has received a firm commitment from D. Boral Capital LLC, as the representative of the several underwriters (the “Representative”), to purchase in the Company’s initial public offering up to an aggregate of 8,625,000 units (including up to 1,125,000 units if the over-allotment option is exercised in full or in part), each unit (“Unit”) comprised of one ordinary share of the Company, par value $0.0001 per share (the “Ordinary Share”), one redeemable warrant to acquire one Ordinary Share (the “Public Warrants”), and one right to receive one-fourth of one Ordinary Share (the “Public Rights”) upon the happening of the triggering event described herein, and in connection therewith, will issue and deliver up to an aggregate of 8,625,000 Public Rights upon consummation of such public offering, 1,125,000 of which are attributable to the over-allotment option (“Public Offering”);

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1, File No. 333-297331 (“Registration Statement”), for the registration, under the Securities Act of 1933, as amended (“Act”) of, among other securities, the Public Rights and the Ordinary Shares issuable to the holders of the Public Rights;

WHEREAS, on August 25, 2026, the Company entered into a certain Private Placement Unit Subscription Agreement with Southern Cross Acquisition II Sponsor Corp., a Cayman Islands exempted company (the “Sponsor”), and D. Boral Capital LLC (the “Representative”), as representative of the several underwriters, pursuant to which the Sponsor and the Representative agreed to purchase an aggregate of 224,550 units (or 227,363 units if the over-allotment option is exercised in full by the Representative) (the “Private Units”) simultaneously with the closing of the Public Offering at a purchase price of $10.00 per Private Unit and in connection therewith, will issue and deliver up to an aggregate of 224,550 Rights (or 227,363 Rights if the over-allotment option is exercised in full by the Representative) (“Private Rights”). Of these Private Placement Units, the Sponsor will purchase 205,800 Private Placement Units (regardless of the exercise of the Over-Allotment Option), and the Representative will purchase 18,750 Private Placement Units (or up to 21,563 Private Placement Units if the Over-Allotment Option is exercised in full);

WHEREAS, in order to finance the Company’s transaction costs in connection with its operation or an intended initial Business Combination (as defined in the Company’s Amended and Restated Memorandum and Articles of Association effective at the time and as amended (the “Memorandum and Articles”), or to extend the time available to consummate an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors or their designees, may, but are not obligated to, loan to the Company funds as the Company may require, of which up to $3,000,000 may be converted into units at a price of $10.00 per unit, and in connection therewith, the Company will issue and deliver up to an aggregate of 300,000 rights (the “Working Capital Rights”);

WHEREAS, the Company may issue additional rights that are governed by this Agreement (“Post-IPO Rights” and together with the Private Rights, the Working Capital Rights, and the Public Rights, collectively, the “Rights”) in connection with, or following the consummation by the Company of, a Business Combination;

WHEREAS, the Company desires the Rights Agent to act on behalf of the Company, and the Rights Agent is willing to so act, in connection with the issuance, registration, transfer and exchange of the Rights;

WHEREAS, the Company desires to provide for the form and provisions of the Rights, the terms upon which they shall be issued, and the respective rights, limitation of rights, and immunities of the Company, the Rights Agent, and the holders of the Rights; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Rights, when executed on behalf of the Company and countersigned by or on behalf of the Rights Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

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1. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company for the Rights, and the Rights Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Rights.

2.1. Form of Right. Each Right shall be issued in registered or book entry form as requested by the Company. Any Rights issued in registered form shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairperson of the Board and Chief Financial Officer of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Right Certificate shall have ceased to serve in the capacity in which such person signed the Right Certificate before such Right Certificate is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2. Effect of Countersignature. Unless and until countersigned by the Rights Agent pursuant to this Agreement, a Right Certificate shall be invalid and of no effect and may not be exchanged for Ordinary Shares.

2.3. Registration.

2.3.1. Right Register. The Rights Agent shall maintain books (“Right Register”) for the registration of original issuance and the registration of transfer of the Rights. Upon the initial issuance of the Rights, the Rights Agent shall issue and register the Rights in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Rights Agent by the Company.

2.3.2. Registered Holder. Prior to due presentment for registration of transfer of any Right, the Company and the Rights Agent may deem and treat the person in whose name such Right shall be registered upon the Right Register (“Registered Holder”) as the absolute owner of such Right and of each Right represented thereby (notwithstanding any notation of ownership or other writing on the Right Certificate made by anyone other than the Company or the Rights Agent), for the purpose of the exchange thereof, and for all other purposes, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

2.4. Detachability of Rights. The securities comprising the Units, including the Rights, will not be separately transferable until the fifty-second (52nd) day after the date of the prospectus, or if such 52nd day is not on a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “Business Day”), then on the immediately succeeding Business Day following such date, or earlier, in connection with the Public Offering unless the Representative informs the Company of its decision to allow earlier separate trading, but in no event will separate trading of the securities comprising the Units begin until (i) the Company files a Current Report on Form 8-K which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering including the proceeds received by the Company from the exercise of the over-allotment option, if the over-allotment option is exercised on the date hereof, and (ii) the Company issues a press release and files a Current Report on Form 8-K announcing when such separate trading shall begin.

3. Terms and Exchange of Rights.

3.1. Rights. Each Right shall entitle the holder thereof to receive one-fourth of one Ordinary Share upon the occurrence of an Exchange Event (described below). Subject to Section 3.3.1 below with respect to the Registered Holders of Rights, in the event that the Company is not the surviving entity immediately following the Exchange Event, holders of Rights shall be entitled to automatically receive the kind and amount of securities or properties of the surviving entity as the holders of each one-fourth of one Ordinary Share is entitled to receive in the Exchange Event. No additional consideration shall be paid by a holder of Rights in order to receive his, her or its Ordinary Share upon the Exchange Event as the purchase price for such numbers of Ordinary Shares has been included in the purchase price for the Units. In no event will the Company be required to net cash settle the Rights or issue fractional share.

3.2. Exchange Event. The Exchange Event shall be the Company’s consummation of an initial Business Combination.

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3.3. Exchange of Rights.

3.3.1. Issuance of Certificates. As soon as practicable upon the occurrence of an Exchange Event, the Company shall direct Registered Holders of the Rights to return their Rights Certificates to the Rights Agent subject to dissenter rights as provided in the applicable law if any in the event that the Company is not the surviving entity in a Business Combination. Upon receipt of a valid Rights Certificate, the Company shall issue to the registered holder of such Right(s) a certificate or certificates for the number of whole Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it. Notwithstanding the foregoing, or any provision contained in this Agreement to the contrary, in no event will the Company be required to net cash settle the Rights. The Company shall not issue fractional shares upon exchange of Rights. At the time of the Exchange Event, the Company will instruct the Rights Agent to round down to the nearest whole Ordinary Share or otherwise inform it how fractional shares will be addressed in accordance with Cayman Islands laws and the Memorandum and Articles as the same may be amended from time to time.

3.3.2. Valid Issuance. All Ordinary Shares issued upon an Exchange Event in conformity with this Agreement and the Memorandum and Articles shall be validly issued, fully paid and nonassessable.

3.3.3. Date of Issuance. Each person in whose name any such certificate for Ordinary Shares is issued and the register of members of the Company updated shall for all purposes be deemed to have become the holder of record of such shares on the date of the Exchange Event, irrespective of the date of delivery of such certificate.

3.3.4. Company Not Surviving Following Exchange Event. If the Exchange Event results in the Company not continuing as a publicly held reporting entity, the definitive agreement will provide for the holders of Rights to receive the same per share consideration as the holders of the Ordinary Shares will receive in the Exchange Event, for the number of shares such holder is entitled to pursuant to Section 3.3.1 above.

3.4. Duration of Rights. If the Exchange Event does not occur within 12 months from the closing of the Public Offering (or such later time as provided in the Memorandum and Articles, as described in the Registration Statement), and such Business Combination has not yet been consummated within the applicable time period, the Rights shall expire and shall be worthless.

4. Transfer and Exchange of Rights.

4.1. Registration of Transfer. The Rights Agent shall register the transfer, from time to time, of any outstanding Right upon the Right Register, upon surrender of such Right for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Right Certificate representing an equal aggregate number of Rights shall be issued and the old Right Certificate shall be cancelled by the Rights Agent.

4.2. Procedure for Surrender of Rights Certificate. Rights Certificate may be surrendered to the Rights Agent, together with a written request for exchange or transfer, and thereupon the Rights Agent shall issue in exchange therefor one or more new Rights Certificates as requested by the Registered Holder of the Rights so surrendered, representing an equal aggregate number of Rights; provided, however, that in the event that a Right Certificate surrendered for transfer bears a restrictive legend, the Rights Agent shall not cancel such Right Certificate and issue new Rights Certificate in exchange therefor until the Rights Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Rights Certificate must also bear a restrictive legend.

4.3. Fractional Rights. The Rights Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Right Certificate for a fraction of a Right.

4.4. Service Charges. No service charge shall be made for any exchange or registration of transfer of Rights, except for the fees and expenses set forth in Section 6.3 hereof.

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4.5. Adjustments to Conversion Ratios. The number of Ordinary Shares that the holders of Rights are entitled to receive as a result of the occurrence of an Exchange Event shall be equitably adjusted to reflect appropriately the effect of any share subdivision, share dividend, reorganization, recapitalization, reclassification, consolidation, exchange of shares or other like change with respect to Ordinary Shares occurring on or after the date hereof and prior to the Exchange Event.

4.6. Right Certificate Execution and Countersignature. The Rights Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Rights Certificate required to be issued pursuant to the provisions of this Section 4, and the Company, whenever required by the Rights Agent, will supply the Rights Agent with Rights Certificate duly executed on behalf of the Company for such purpose.

5. Other Provisions Relating to Rights of Holders of Rights.

5.1. No Rights as Shareholder. Until exchange of a Right for Ordinary Shares as provided for herein, a Right does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

5.2. Lost, Stolen, Mutilated, or Destroyed Rights Certificate. If any Right Certificate is lost, stolen, mutilated, or destroyed, the Company and the Rights Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Right Certificate, include the surrender thereof), issue a new Right Certificate of like denomination, tenor, and date as the Right Certificate so lost, stolen, mutilated, or destroyed. Any such new Right Certificate shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Right Certificate shall be at any time enforceable by anyone.

5.3. Reservation of Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that will be sufficient to permit the exchange of all outstanding Rights issued pursuant to this Agreement.

6. Concerning the Rights Agent and Other Matters.

6.1. Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Rights Agent in respect of the issuance or delivery of Ordinary Shares upon the exchange of Rights, but the Company shall not be obligated to pay any transfer taxes in respect of the Rights or such shares.

6.2. Resignation, Consolidation, or Merger of Rights Agent.

6.2.1. Appointment of Successor Rights Agent. The Rights Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Rights Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Rights Agent in place of the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Rights Agent or by the holder of the Right (who shall, with such notice, submit his, her or its Right for inspection by the Company), then the holder of any Right may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Rights Agent at the Company’s cost. Any successor Rights Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Rights Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Rights Agent with like effect as if originally named as Rights Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Rights Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Rights Agent all the authority, powers, and rights of such predecessor Rights Agent hereunder; and upon request of any successor Rights Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Rights Agent all such authority, powers, rights, immunities, duties, and obligations.

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6.2.2. Notice of Successor Rights Agent. In the event a successor Rights Agent shall be appointed, the Company shall give notice thereof to the predecessor Rights Agent and the transfer agent for the Ordinary Shares not later than the effective date of any such appointment.

6.2.3. Merger or Consolidation of Rights Agent. Any corporation into which the Rights Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Rights Agent shall be a party shall be the successor Rights Agent under this Agreement without any further act.

6.3. Fees and Expenses of Rights Agent.

6.3.1. Remuneration. The Company agrees to pay the Rights Agent reasonable remuneration for its services as such Rights Agent hereunder and will reimburse the Rights Agent upon demand for all expenditures that the Rights Agent may reasonably incur in the execution of its duties hereunder.

6.3.2. Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Rights Agent for the carrying out or performing of the provisions of this Agreement.

6.4. Liability of Rights Agent.

6.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chief Financial Officer and delivered to the Rights Agent. The Rights Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

6.4.2. Indemnity. The Rights Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. Subject to Section 6.6, the Company agrees to indemnify the Rights Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Rights Agent in the execution of this Agreement except as a result of the Rights Agent’s gross negligence, willful misconduct, or bad faith.

6.4.3. Exclusions. The Rights Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Right (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Right or as to whether any Ordinary Shares will, when issued, be valid and fully paid and nonassessable.

6.5. Acceptance of Agency. The Rights Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth.

6.6. Waiver. The Rights Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and Equiniti Trust Company, LLC as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

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7. Miscellaneous Provisions.

7.1. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns.

7.2. Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Rights Agent), as follows:

Southern Cross Acquisition II Corp.

1412 Broadway, 21st Floor Suite 21V

New York, NY 10018

Attn: Ally Tong Zhang

and

Robinson & Cole LLP

Chrysler East Building

666 Third Avenue, 20th Floor

New York, NY 10017

Attn: Arila E. Zhou, Esq.

Email: azhou@rc.com

VStock Transfer, LLC

18 Lafayette, Woodmere

New York, NY 11598Attn: Compliance Department

Attn: Compliance

Email: compliance@vstocktransfer.com

and

D. Boral Capital LLC

590 Madison Ave. 39th Fl.

New York, NY 10022

Attn: Stephanie Hu, Co-Head of Investment Banking

Email: shu@dboralcapital.com

and

Norton Rose Fulbright US LLP

1550 Lamar Street, Suite 2000

Houston, TX 77010

Tel: 713-651-5151

Attn: Amelia Zhang, Esq.

Email: amelia.zhang@nortonrosefulbright.com

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7.3. Applicable Law. The validity, interpretation, and performance of this Agreement and of the Rights shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, this provision will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934 or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 7.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

7.4. Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Rights and, for the purposes of Sections 3.1, 3.2, 7.4 and 7.8 hereof, the Representative, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. the Representative shall be deemed to be a third-party beneficiary of this Agreement with respect to Sections 3.1, 3.2, 7.4 and 7.8 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Representative with respect to Sections 3.1, 3.2, 7.4 and 7.8 hereof) and their successors and assigns and of the Registered Holders of the Rights.

7.5. Examination of this Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Rights Agent in the State of New York, for inspection by the Registered Holder of any Right. The Rights Agent may require any such holder to submit his, her or its Right for inspection by it.

7.6. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts shall have the same legal effect as original signatures and shall be considered irrevocable originally executed counterparts of this Agreement.

7.7. Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

7.8. Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments shall require the written consent or vote of the Registered Holders of a majority of the then outstanding Rights. The provisions of this Section 7.8 may not be modified, amended or deleted without the prior written consent of the Representative.

7.9. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SOUTHERN CROSS ACQUISITION II CORP.

By:	/s/ Ally Tong Zhang
	Name:	Ally Tong Zhang
	Title:	Chief Executive Officer

VSTOCK TRANSFER, LLC, AS RIGHTS AGENT

By:	/s/ Jenny Chen
	Name:	Jenny Chen
	Title:	Compliance Officer

[Signature Page to Rights Agreement- Southern Cross Acquisition II Corp.]

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EXHIBIT A

Form of Right Certificate

RIGHT

Southern Cross Acquisition II Corp.

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

CUSIP [  ]

This certifies that, for value received ______________________, or registered assigns, is the registered holder of a right or rights (the “Right”) to automatically receive one-fourth of one ordinary share, $0.0001 par value (the “Ordinary Share”), of Southern Cross Acquisition II Corp. (the “Company”) for each Right evidenced by this Rights Certificate on the Company’s completion of an initial business combination (as defined in the prospectus relating to the Company’s initial public offering (“Prospectus”)) upon surrender of this Right Certificate pursuant to the Rights Agreement between the Company and VStock Transfer, LLC, as Rights Agent. In no event will the Company be required to net cash settle any Right.

Upon liquidation of the Company in the event an initial business combination is not consummated during the required period as identified in the Company’s Amended and Restated Memorandum and Articles of Association, as the same may be amended from time to time, the Right shall expire and be worthless. The holder of a Right shall have no right or interest of any kind in the Company’s trust account (as defined in the Prospectus).

Upon due presentment for registration of transfer of the Right Certificate at the office or agency of the Rights Agent, a new Right Certificate or Right Certificates of like tenor and evidencing in the aggregate a like number of Rights shall be issued to the transferee in exchange for this Right Certificate, subject to the payment of any applicable fees charged by the Rights Agent, and any applicable tax or other governmental charge. The Company shall not issue fractional share upon exchange of Rights. The Company reserves the right to deal with any fractional entitlement at the relevant time in any manner (as provided in the Rights Agreement).

The Company and the Rights Agent may deem and treat the registered holder as the absolute owner of this Right Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any conversion hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Right Agent shall be affected by any notice to the contrary.

This Right does not entitle the registered holder to any of the rights of a shareholder of the Company.

Dated:

Chief Executive Officer	Secretary

VStock Transfer, LLC

Rights Agent

Ex. A-1